EXHIBIT 10.18

                         TERMINATION BENEFITS AGREEMENT

Between Sun Sportswear, Inc., Employer, and Kevin James, Employee.

In consideration of the mutual premises and covenants set forth below, Employer and Employee agree as follows:

1. If the Employee's employment with Employer is terminated by the Employer for cause, no termination benefits will be due employee. "Cause" shall be defined as a material failure by Employee to perform his duties or to comply with Employer's policies and regulations applicable to Employee, misconduct by Employee which is materially detrimental to Employer, or acts of dishonesty by Employee or his conviction of a felony. A material failure by Employee to perform his duties or to comply with Employer's policies and regulations applicable to Employee, shall not be regarded as "cause" as defined hereunder, unless and until Employee is given written notice of such breach or failure within a reasonable period of time following its discovery by Employer, and Employee fails to cure the breach or correct the failure within ten (10) days thereafter.

2. If the Employee's employment with Employer is terminated by the Employer without "cause," and not due to disability, $50,000 in termination benefits will be due Employee by Employer.

3. If the Employee's employment with Employer is terminated by the Employee, where Employee provides 120 days written notice of termination to Employer, $30,000 in termination benefits will be due Employee by Employer.

4. If the Employer's employment with Employer is terminated as the result of a "disability" suffered by the Employee, $30,000 in termination benefits will be due Employee by Employer. "Disability" shall be defined as set forth in the disability insurance policy carried by Employer which covers Employee and is in effect at the time of execution of this Agreement.

5. In all other cases of termination Employee's employment with Employer, Employee shall not be entitled to any termination benefits.

6. The rights and obligations of Employee hereunder are personal and may not be assigned to any other person. This Agreement will bind and benefit any successor of Employer, whether by merger, sale of assets, reorganization or other form of acquisition, disposition or business reorganization.

7. If Employer or Employee brings an action or other proceeding against the other to enforce any of the terms or conditions of this Agreement, the prevailing party in such action or other proceeding shall be paid reasonable attorneys' fees and costs by the other party.

8. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington.

     Executed on this 19th day of September, 1996.


     EMPLOYER             By:    /S/ WILLIAM S. WILEY
                                     Sun Sportswear, Inc.


     EMPLOYEE             By:    /S/ KEVIN JAMES
                                     Kevin James